Exhibit 99.1

TransDigm Group Incorporated

1301 East 9th Street, Suite 3710

Cleveland, Ohio 44114

(216) 706-2960

FOR FURTHER INFORMATION:

Jonathan D. Crandall

Investor Relations

(216) 706-2945

ir@transdigm.com

FOR IMMEDIATE RELEASE

TransDigm Group Announces Proposed Private Offering of $780 Million Senior

Subordinated Notes Due 2018

Cleveland, OH, November 29, 2010 — TransDigm Group Incorporated (“TransDigm Group”), announced today its wholly- owned subsidiary, TransDigm Inc. (the “Company”), is planning, subject to market and other conditions, to offer $780 million aggregate principal amount of senior subordinated notes due 2018 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). It is expected that the Notes will be guaranteed, with certain exceptions, by TransDigm Group and all of the Company’s existing and future domestic subsidiaries on a senior subordinated basis.

The Company intends to use the net proceeds from the offering of the Notes, together with borrowings under a new senior secured credit facility, to fund the previously announced acquisition of McKechnie Aerospace Holdings, Inc., to repay a portion of its existing senior secured credit facility, to add excess cash to its balance sheet and to pay related transaction expenses.

The Notes and related guarantees are being offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities mentioned in this press release in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, including TransDigm Inc., is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, aircraft audio systems, specialized cockpit displays, engineered latching and locking devices, specialized lavatory components, engineered connectors and elastomers, rods and locking devices, NiCad batteries/chargers, and lighting and control technology. More information can be found at www.transdigm.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities law. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. Such risks and uncertainties include, but are not limited to, the effect of general economic conditions and other factors listed in the Company’s filings with the Securities and Exchange Commission.

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